Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Genasys Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.00001 par value	457(c)	2,165,824	$3.17	$6,865,662.08	$0.0000927	$636.45
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		-		—	—	—	—	—
	Total Offering Amounts					$6,865,662.08		—
	Total Fees Previously Paid							—
	Net Fee Due							$636.45
(1)

This registration statement registers 2,165,824 shares (the “Merger Closing Shares”) of common stock, $0.00001 par value per share (“Common Stock”) of Genasys Inc. (the “Company”) issued pursuant to the Merger Agreement (as defined below). The Merger Closing Shares were issued by the Company to certain of the selling stockholders under the terms of that certain Agreement and Plan of Merger, entered into by the Company on June 7, 2021 (the “Merger Agreement”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to an indeterminate number of additional shares of Common Stock issued or then issuable upon any stock split, dividend, interest payment or other distribution, recapitalization or similar event with respect to the foregoing.

(2)

The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act. In accordance with Rule 457(c) of the Securities Act, the price shown is the average of the high and low sales prices of the Common Stock on March 7, 2022 as reported on The NASDAQ Capital Market.